UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 6, 2008

Avensys Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-33199	88-0467848
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

400 Montpellier Blvd.
Montreal, Quebec
Canada H4N 2G7

(Address of principal executive offices and Zip Code)

(514) 904-6030

(Registrant's telephone number, including area code)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
32nd Floor
New York, NY 10006
Tel:(212) 930-9700
Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Termination of Technology License Agreement

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On February 6, 2008, the Technology License Agreement between C-Chip and its former supplier was terminated. The agreement to terminate the Technology License Agreement stipulates that, subsequent to December 31, 2007, no further royalties would be payable to C-Chip from devices sold. It also stipulates that, at December 31, 2007, the outstanding balance of the C-Chip loan with the former supplier, would be forgiven. As a result, the Company will recognize a gain of $355,734, during the third quarter, on the forgiveness of the loan, which represented the outstanding balance of the loan at December 31, 2007. Royalties payable to C-Chip based on devices sold continued to accrue up to and including December 31, 2007 and were applied against the loan balance. As part of the termination of the Technology License Agreement, the former supplier would continue to assume exclusive responsibility for the manufacturing costs, sales, servicing and other incidental costs related to the production and marketing of the devices sold in the sub-prime used vehicle market.

Item 9.01 Exhibits

Exhibit	Description

3.1	Termination of Technology License Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENSYS CORPORATION

February 11, 2008	By:	/s/ John G. Fraser
John G. Fraser President and Chief Executive Officer